Exhibit 99.1

FOR IMMEDIATE RELEASE
Bryan Hunt
(650) 849-5823

Essex Property Trust Executes Agreement for $200 Million Private Placement of Unsecured Notes And Announces Favorable Rating Actions by Both Moody's and Fitch

Palo Alto, California—March 15, 2012—Essex Property Trust, Inc. (NYSE:ESS), announced today that the Company and its operating partnership, Essex Portfolio, L.P., have entered into a note purchase agreement to issue $200 million of senior unsecured notes as outlined in the following overview of the transaction:

Issuer:	Essex Portfolio, L.P.
Security Type:	Guaranteed Senior Unsecured Notes
Structure:	Private Placement
Size:	$200 million
Term:	9 years
Funding Amount/Date:	$100 million / April 30, 2012 $50 million / June 29, 2012 $50 million / August 30, 2012
Pay Rate:	4.27% (April 30); 4.30% (June 29); 4.37% (August 30)
Type:	Semi-annual; 360 day
Use of Proceeds:	For general corporate purpose, including the repayment of a portion of the outstanding indebtedness under its $425 million unsecured line of credit.
Lead placement agent:	Mitsubishi UFJ Securities (USA), Inc.
Co-placement agents:	BMO Capital Markets
PNC Capital Markets LLC US Bancorp Investments, Inc.

Mark J. Mikl, Senior Vice President, Capital Markets for the company commented, “The private placement debt market has proven to be a flexible capital option through the use of delayed fundings, tailored maturity dates and more manageable offering sizes."

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

- 2 -	March 15, 2012

In February, Moody's Investor Services issued an initial issuer credit rating for the Company of Baa2 and in March, Fitch upgraded the Company's credit rating outlook from BBB Stable to Positive.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 160 apartment communities with an additional 5 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

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